EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 9, 2006, accompanying the consolidated financial statements of Rent-A-Center, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
August 23, 2006